Exhibit 10.19

Constellation Acquisition Corp I

JOINDER

to

LETTER AGREEMENT

January 30, 2023

By executing this joinder, the undersigned hereby agrees, as of the date first set forth above, that he shall become a party to that certain Letter Agreement, dated January 26, 2021 (the “Letter Agreement”), by and among Constellation Acquisition Corp I, its officers and directors and GmbH & Co. KG, and shall be bound by, and entitled to the rights provided under, the terms and provisions of any section of the Letter Agreement as an Insider (as defined therein).

This joinder may be executed in two or more counterparts, and by facsimile, all of which shall be deemed an original and all of which together shall constitute one instrument.

By:

Acknowledged and Agreed:

Constellation Acquisition Corp I

By:
Name:	Chandra Patel
Title:	Chief Executive Officer

[Joinder to Letter Agreement]